Exhibit 21

Subsidiaries

All subsidiaries are, indirectly or directly, wholly-owned by National Energy Services Reunited Corp. except as indicated below.

Entity	State of Incorporation/Formation
NESR Algeria SARL	Algeria
NPS Bahrain For Oil and Gas Well Services WLL	Bahrain
NPS Energy Holding WLL	Bahrain
MENA National Energy Ltd.	British Virgin Islands
NESR Cayman Limited	Cayman Islands
Sahara For Maintenance and Operating Services LLC	Egypt
Sahara Petroleum Services (SAPESCO) Company S.A.E.	Egypt
NPS Energy India Private Limited	India
PT DFI Asia Energy	Indonesia
PT NPS Energy Indonesia	Indonesia
PT Tiger Energy Services ROI	Indonesia
National Gulf Petroleum Services WLL	Kuwait
NPS Energy Oilfield Supplies Ltd.	Labuan
National Petroleum Services JSC	Libya
NPS Energy SDN BHD	Malaysia
Energy Solutions Iraq BV	Netherlands
Gulf Energy SAOC	Oman
Gulf Energy Services LLC	Oman
Integrated Petroleum Services Company LLC	Oman
Makameen Petroleum LLC	Oman
Sino Gulf Energy Enterprises LLC	Oman
National Oil Well Maintenance Company WLL (1)	Qatar
NESR Oil and Gas Services WLL	Qatar
National Drilling Company Limited	Saudi Arabia
National Petroleum Services Limited	Saudi Arabia
National Petroleum Technology Company Limited	Saudi Arabia
SAPESCO Arabian Petroleum Services LLC	Saudi Arabia
National Energy Services Reunited Regional Headquarters Limited	Saudi Arabia
National Energy Services Reunited Corporation	Texas
Energy Oilfield Supplies DMCC	United Arab Emirates
National Energy Services Reunited DMCC	United Arab Emirates
NPS Holdings Limited	United Arab Emirates
Taqaat Professional Services DMCC	United Arab Emirates
NESR Energy Services LLC	United Arab Emirates
NNG Reinsurance Limited	United Arab Emirates
NESR Limited	United Kingdom

(1) The Company owned 100% of this entity until the second quarter of 2024 when its ownership interest changed to 50%.